                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

 [_] Preliminary Proxy Statement
 [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2))
 [X] Definitive Proxy Statement
 [_] Definitive Additional Materials
 [_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Javelin Systems, Inc.
  ----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

 [_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
 [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).
 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1. Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------

  2. Aggregate number of securities to which transaction applies:

    ------------------------------------------------------------------------

  3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ------------------------------------------------------------------------

  4. Proposed maximum aggregate value of transaction:

    ------------------------------------------------------------------------

  5. Total fee paid:

    ------------------------------------------------------------------------

 [_] Fee paid previously with preliminary materials.
 [_] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1. Amount Previously Paid:

    ------------------------------------------------------------------------

  2. Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------

  3. Filing Party:

    ------------------------------------------------------------------------

  4. Date Filed:

    ------------------------------------------------------------------------

                             JAVELIN SYSTEMS, INC.
                              1881 LANGLEY AVENUE
                           IRVINE, CALIFORNIA 92614

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 12, 1997

TO THE STOCKHOLDERS OF JAVELIN SYSTEMS, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of JAVELIN SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on Friday, December 12, 1997 at 1:00 p.m. local time at Doubletree Hotel, 3050 Bristol Street, Costa Mesa, California 92626 for the following purposes:

  1. To elect one (1) director to serve until the 2000 Annual Meeting of Stockholders and until such director's successor is elected;

  2. To approve the Company's 1997 Equity Incentive Plan (the "1997 Plan");

  3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending June 30, 1998; and

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on October 24, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [SIGNATURE OF LAWRENCE W. MCCORKLE]

                                          Lawrence W. McCorkle
                                          Secretary

Irvine, California
October 28, 1997

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             JAVELIN SYSTEMS, INC.
                              1881 LANGLEY AVENUE
                           IRVINE, CALIFORNIA 92614

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 12, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of JAVELIN SYSTEMS, INC., a Delaware corporation (the "Company"), for use in voting at the Annual Meeting of Stockholders to be held on December 12, 1997, at 1:00 p.m. local time, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1881 Langley Avenue, Irvine, California 92614. The Company intends to mail this Proxy Statement and accompanying proxy card on or about October 28, 1997 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

  The Board has fixed October 24, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on October 24, 1997 will be entitled to notice of and to vote at the Annual Meeting. The only outstanding class of capital stock of the Company is its Common Stock, $.01 par value per share. At the close of business on the Record Date the Company had outstanding and entitled to vote 3,139,650 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The presence in person or by proxy of the holders of record of 1,569,826 of the issued and outstanding Common Stock of the Company entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be considered represented at the Annual Meeting for the purposes of determining a quorum.

  All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is made on your signed proxy card that is returned to the Company, the shares represented by your executed proxy will be voted FOR
(i) Proposal 1 to elect management's nominee for director to the class which term expires as of the Annual Meeting, and (ii) Proposal 2 to ratify the selection of Ernst & Young LLP as the Company's independent auditor's for the fiscal year ending June 30, 1998. If the instructions on your proxy card specifies "ABSTAIN" with respect to a particular proposal, the shares represented by your proxy will be counted as an abstention for such proposal.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1881 Langley Avenue, Irvine, California 92614, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  In order to be included in the Company's proxy statement and proxy card relating to the 1998 Annual Meeting of Stockholders, proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must comply with the applicable Securities and Exchange Commission rules and regulations. Such proposals of stockholders must also be sent to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement and be received by the Company not later than June 30, 1998.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation and By-laws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors to serve on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

  The Board of Directors is presently composed of five members. There is one director in the class whose term of office expires in 1997. The nominee for election to this class, Steven J. Goodman, is currently a director of the Company and was previously elected by the stockholders. If elected at the Annual Meeting, Mr. Goodman will serve until the 2000 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Goodman. In the event that Mr. Goodman should be unavailable for election as a result of an unexpected occurrence, such shares will be voted (unless the proxy card is marked to the contrary) for the election of such substitute nominee, if any, as management may propose. Mr. Goodman has agreed to serve if elected, and management has no reason to believe that Mr. Goodman will be unable to serve. It is believed that all officers and directors of the Company will vote their respective shares in favor of Mr. Goodman.

  Set forth below is biographical information for Mr. Goodman and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

  STEVEN J. GOODMAN, age 57, was elected as a director of the Company in January 1996. In July 1995, Mr. Goodman joined Tessa Financial Group, Inc., a regional investment banking firm, as a consultant. From November 1991 through March 1995, Mr. Goodman was West Coast Managing Director of Creative Business Strategies, Inc., a financial corporate consulting firm. From 1990 to 1991, Mr. Goodman was a private investor. Mr. Goodman currently is a director and consultant for Tivoli Industries, Inc., a publicly-held corporation engaged in the manufacture and sale of specialty lighting.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

  JAY L. KEAR, age 60, was elected as a director of the Company in August 1996. Mr. Kear has approximately 35 years of experience in the computer industry. From 1988 through 1993, Mr. Kear was involved in representing the Noorda Family Trust and Kear Enterprises in working with and investing in high technology companies. These activities included assisting companies in their early growth phase looking forward to either an initial public offering or a sale or merger. Since 1993, Mr. Kear has continued this line of work through Kear Enterprises. He has in the past served as a director of a number of companies including Newport Systems, X-Tree, Locus Software Development, and Phaser Systems, and is currently a director of Wonderware Software Development Corp., a publicly-held corporation engaged in the development and sale of industrial automation software. Prior to 1988, Mr. Kear held sales, marketing, engineering, and general management positions with private and public companies in the high technology sector. Mr. Kear received a BSME degree from the University of Southern California and did graduate MBA work at the University of Rochester and the University of Southern California.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

  RICHARD P. STACK, age 32, has been President, Chief Executive Officer and a director of the Company since the Company's inception in September 1995. Prior to that time, from 1991 through September 1995, Mr. Stack was Managing Director of Hi-Technology Supply, a manufacturer and distributor of personal computers and components located in South Africa, which he founded and grew to approximately $6 million in annual sales and 15 employees prior to its sale to a South Africa-based personal computer and component manufacturing company. From 1988 through 1991, Mr. Stack was employed by Pan-American Airlines in technical management positions. Mr. Stack holds a B.A. degree from the University of California at Berkeley.

  C. NORMAN CAMPBELL, age 43, has been Vice President, Engineering, and a director of the Company since its inception in September 1995. Prior to that time, from May 1991 through September 1995, Mr. Campbell served in various engineering management positions, including Director of Research and Development, Singapore, for Advanced Logic Research ("ALR"), a publicly-traded high-end file server manufacturing company. Mr. Campbell was responsible for the design of ALR's first PCI bus and first Pentium Pro computers. At the time of Mr. Campbell's departure from ALR in September 1995, he was the principal designer of the Evolution QSMP-6 (Quad Pentium Pro high-end file server), Revolution MP (dual Pentium file server, PCI/EISA), Evolution V STE (mini tower dual Pentium, PCI/EISA), Evolution 5 ST (mini tower Pentium PCI/ISA), and Evolution X (Pentium desktop PC, PCI/ISA). Mr. Campbell has acted as a consultant to the computer industry with such companies as Intel, ITT, Orange Micro Inc. and IBC (UK). Mr. Campbell attended Burlington County College.

  ANDREW F. PUZDER, age 47, was elected as a director of the Company in November 1996. Mr. Puzder has nearly 20 years of combined experience as a corporate attorney and in private practice and has represented a wide range of clients including Anaheim-based CKE Enterprises and Las Vegas-based Dunes Hotel & Casino, Inc. Mr. Puzder is currently Executive Vice President of Irvine-based Fidelity National Financial, Inc., Executive Vice President and General Counsel of CKE Restaurants, Inc., Chief Executive Officer and a director of Green Burrito Foods Corporation, and a director of Rally's Hamburgers, Inc. He is also a partner on leave at the Newport Beach law firm of Stradling, Yocca, Carlson & Rauth. Mr. Puzder received his J.D. from the Washington University School of Law.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended June 30, 1997 the Board held six meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditor's comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Kear and Puzder. The Audit Committee met one time immediately following the 1997 fiscal year end to discuss the annual audit with the Company's independent auditors.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Goodmanand Kear. The Compensation Committee acted by written consent twice during the 1997 fiscal year.

  The Board did not have a standing Nominating Committee during fiscal year
1997.

  During the fiscal year ended June 30, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively, except for Mr. Puzder who attended two of the six board meetings and participated in a portion of a third meeting telephonically.

                                  PROPOSAL 2

                    APPROVAL OF 1997 EQUITY INCENTIVE PLAN

  In October 1997, the Board of Directors adopted the 1997 Plan authorizing the issuance of 300,000 shares of the Company's Common Stock. The 1997 Plan is intended to provide a means through which the Company can give employees of the Company and its affiliates an opportunity to purchase Common Stock of the Company in order to assist the Company in retaining the services of its employees, to secure and retain the services of new employees and to provide incentives for such employees to exert maximum efforts for the success of the Company.

  Stockholders are requested in this Proposal 2 to approve the 1997 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1997 Plan. Abstentions will be counted toward the tabulation of votes as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

  The essential features of the 1997 Plan are outlined below:

GENERAL

  The 1997 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1997 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1997 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

  The 1997 Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 37 employees and consultants are eligible to participate in the 1997 Plan.

ADMINISTRATION

  The 1997 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1997 Plan and, subject to the provisions of the 1997 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the 1997 Plan to a committee composed of not fewer than two members of the Board, who may also be "outside directors" within the meaning of Section 162(m) of the Code. The Board has delegated administration of the 1997 Plan to the Compensation Committee of the Board. As used herein with respect to the 1997 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

  Incentive stock options may be granted under the 1997 Plan only to employees (including officers) of the Company and its affiliates. Stock awards other than incentive stock options and stock appreciation rights appurtenant thereto may be granted only to employees, directors or consultants.

  No option may be granted under the 1997 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock option grants, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

STOCK SUBJECT TO THE 1997 PLAN

  If options granted under the 1997 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1997 Plan. Stock options granted under the 1997 Plan may not exceed in the aggregate 300,000 shares of the Company's Common Stock.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the 1997 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  Exercise Price; Payment. The exercise price of incentive stock options under the 1997 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1997 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. Deductions for compensation attributable to the exercise of such options with exercise prices below market value could be limited by Section 162(m). See "Federal Income Tax Information." At October 20, 1997, the closing price of the Company's Common Stock as reported on the Nasdaq Small-Cap Market System was $10.63 per share.

  In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the 1997 Plan is deemed to be canceled and a new option granted.

  The exercise price of options granted under the 1997 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

  Option Exercise. Options granted under the 1997 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by options under the 1997 Plan will typically vest over a four year period with 34% vesting one year from the date of grant and 33% of the remaining shares vesting yearly thereafter. Shares covered by options granted in the future under the 1997 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

  Term. The maximum term of options under the 1997 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1997 Plan terminate 30 days after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within 30 days after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within one year of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the 1997 Plan or subject to any option granted under the 1997 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1997 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

  The 1997 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1997 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the 1997 Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the 1997 Plan without Stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1997 Plan will terminate in October 2007.

  The Board may also amend the 1997 Plan at any time or from time to time. However, no amendment will be effective unless approved by the Stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1997 Plan for Stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

  Under the 1997 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may be transferred by the optionee upon such terms and conditions set forth in the Option Agreement. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on the length of time such stock was held. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options. Nonstatutory stock options granted under the 1997 Plan generally have the following federal income tax consequences:

  There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price.

Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on the length of time such stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by the stockholders.

                                  PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP as the Company's independent auditors. The Board unanimously approved the selection of Ernst & Young LLP and believes that all officers and directors will vote their respective shares in favor of this Proposal 3.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1997 by: (i) each director;
(ii) each of the executive officers named in the table entitled "Summary Compensation Table" under the heading "Compensation of Executive Officers";
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock:

    DIRECTORS, OFFICERS AND 5%       AMOUNT AND NATURE OF
           STOCKHOLDERS             BENEFICIAL OWNERSHIP(1) PERCENT OF CLASS(1)
    --------------------------      ----------------------- -------------------
Richard P. Stack(2)................          839,000               26.7%
C. Norman Campbell.................          560,200               17.8%
Steven S. Goodman(3)...............          305,700                9.7%
Alexander J. Nelson................           97,500                3.1%
Jay L. Kear(4).....................            9,000                  *
Andrew F. Puzder(5)................            5,000                  *
All Executive Officers and Direc-
 tors as a Group (6 persons).......        1,808,400               57.6%

--------
* Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock of the Company indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of Common Stock subject to options and warrants exercisable within 60 days of September 30, 1997 are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. Percentage of beneficial ownership is based upon 3,139,650 shares of Common Stock of the Company outstanding as of September 30, 1997. The address of each person listed is in care of the Company at 1881 Langley Avenue, Irvine, California 92614.

(2) Includes 2,000 shares owned by Mr. Stack's daughter, Kellyanne Stack and 2,000 shares owned by Mr. Stack's daughter, Shannon Stack.

(3) Includes 296,700 shares owned by The Steven J. Goodman Living Trust of which Steven J. Goodman, a director of the Company, is the sole trustee and the sole beneficiary, and with respect to which Mr. Goodman has sole voting and investment power. Also includes 10,000 shares held by The Steven J. Goodman Charitable Remainder Trust of which Steven J. Goodman, a director of the Company, is the sole trustee and an income beneficiary, and with respect to which Mr. Goodman has sole voting and investment power.

(4) Includes 5,000 shares held by the Jay Louis Kear Family Trust of which Mr. Kear is the trustee. Includes 4,000 shares subject to options exercisable within 60 days of September 30, 1997.

(5) Includes 4,000 shares subject to options exercisable within 60 days of September 30, 1997.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1997, all officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company has been granted stock options for attendance at Board meetings. The members of the Board do not receive any cash compensation for their service as a director, but are eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

  Further, each non-employee director of the Company is to be granted options to purchase 30,000 shares of the Company's Common Stock pursuant to the terms of the Company's stock option plan then in effect for services rendered as a director of the Company. During the last fiscal year, the Company granted options covering 30,000 shares to each of Messrs. Kear and Puzder, at exercise prices between $4.50 and $5.00, representing the fair market value of the Company's Common Stock on the date of grant (based on the closing sales price reported in the Nasdaq Small-Cap Market System on the date of grant). As of September 30, 1997, no non-employee director had exercised any options.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows for the fiscal year ended June 30, 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other most highly compensated executive officers who earned more than $100,000 in the fiscal year ended June 30, 1997 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL               LONG-TERM
                                 COMPENSATION       COMPENSATION AWARDS
                              --------------------- -------------------
   NAME AND PRINCIPAL                                   SECURITIES         ALL OTHER
        POSITION         YEAR SALARY($)    BONUS($) UNDERLYING OPTIONS  COMPENSATION($)
   ------------------    ---- ---------    -------- ------------------- ---------------
Richard P. Stack........ 1997 $ 87,958       --              --            $8,712(1)
 President, Chief        1996 $ 15,000       --              --            $  898(2)
  Executive Officer and
  Director
Alexander J. Nelson..... 1996 $116,550(3)    --          30,000(4)             --
 Vice President, Sales
  and Marketing

--------
(1) Represents health insurance benefits, split dollar life insurance premiums paid by the Company, and a car allowance.

(2) Represents health insurance benefits.

(3) Represents $78,400 in base salary and $38,150 in commissions earned in the fiscal year ended June 30, 1997.

(4) On August 12, 1997, Mr. Nelson exercised options to purchase 12,000 shares of Common Stock and sold such 12,000 shares of Common Stock.

                       STOCK OPTION GRANTS AND EXERCISES

  In August 1996, the Company adopted, and the stockholders subsequently approved, the Company's 1996 Stock Incentive Award Plan (the "1996 Plan"). Under the 1996 Plan, 300,000 shares of the Company's Common Stock are reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants. As of September 30, 1997, options to purchase a total of 271,600 shares were outstanding under the 1996 Plan and options to purchase 8,000 shares remained available for grant thereunder. The 1996 Plan will terminate in August 2006, unless sooner terminated by the Company's Board of Directors.

  The 1996 Plan provides for the grant of both incentive and nonstatutory stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments and/or performance awards (collectively "Incentive Awards"). Incentive stock options granted under the 1996 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1996 Plan are intended not to qualify as incentive stock options under the Code.

  No option may be granted under the 1996 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock option grants, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  The Company did not grant any options to its executive officers under its 1996 Stock Incentive Award Plan (the "1996 Plan") during the fiscal year ended June 30, 1997.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

  There were no option exercises by the Named Executive Officers during the fiscal year ended June 30, 1997. The following table sets forth information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers as of June 30, 1997:

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                 OPTIONS AT FISCAL       THE-MONEY OPTIONS AT
                                    YEAR-END(1)           FISCAL YEAR-END(2)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
Alexander J. Nelson(3)......     --         30,000         --         $63,900

--------
(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.
(2) Based on the fair market value of the Common Stock as of June 30, 1997. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.
(3) On August 6, 1997, 12,000 of Mr. Nelson's options vested. On August 12, 1997, Mr. Nelson acquired 12,000 shares of Common Stock upon exercise of such vested options and sold all 12,000 shares of Common Stock at a total aggregate realized value of $72,600.

                             EMPLOYMENT AGREEMENTS

  The Company and Richard P. Stack have entered into an Employment Agreement dated August 19, 1996 (the "Stack Employment Agreement"). The Stack Employment Agreement expires on August 19, 1999 (subject to annual renewals thereafter) and provides for payment to Mr. Stack of an annual salary of $95,000 from January 1, 1997 through December 31, 1997 and $105,000 from and after January 1, 1998. In addition to his salary, Mr. Stack is reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with the performance of his duties. The Company is also obligated to pay the premium for a life insurance policy insuring Mr. Stack's life providing for death benefits of up to $750,000 and Mr. Stack receives a $100 per month car allowance. If Mr. Stack's employment with the Company is terminated for cause (as defined in the Stack Employment Agreement), Mr. Stack will be entitled to receive his base salary through the date of termination. If Mr. Stack's employment with the Company is terminated without cause, he will be entitled to receive payment of his base salary for the greater of (i) the remaining term of the Stack Employment Agreement, or (ii) one (1) year from the date of termination.

  The Company and C. Norman Campbell have entered into an Employment Agreement dated August 19, 1996 (the "Campbell Employment Agreement"). The Campbell Employment Agreement expires on August 19, 1999 (subject to annual renewals thereafter) and provides for payment to Mr. Campbell of an annual salary of $95,000 from January 1, 1997 through December 31, 1997 and $105,000 from and after January 1, 1998. In addition to his salary, Mr. Campbell is reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with the performance of his duties. The Company is also obligated to pay the premium for a life insurance policy insuring Mr. Campbell's life providing for death benefits of up to $750,000 and Mr. Campbell receives a $100 per month car allowance. If Mr. Campbell's employment with the Company is terminated for cause (as defined in the Campbell Employment Agreement), Mr. Campbell will be entitled to receive his base salary through the date of termination. If Mr. Campbell's employment with the Company is terminated without cause, he will be entitled to receive payment of his base salary for the greater of (i) the remaining term of the Campbell Employment Agreement, or (ii) one year from the date of termination.

                             CERTAIN TRANSACTIONS

  Since the formation of the Company in September 1995, the Company has purchased certain components for its products from Sunwood Services Limited, a Hong Kong corporation ("Sunwood"), which has such components manufactured by a contract manufacturer located in Hong Kong. John R. Amos ("J. Amos") is the sole stockholder of Sunwood and is a stockholder and a founder of the Company. The Company believes that any purchases of components from Sunwood have been and are currently on terms no less favorable to the Company than were and are currently available from independent third parties.

  On October 1, 1995, the Company borrowed $80,481.45 from Richard P. Stack ("R.P. Stack"), the President and Chief Executive Officer and a director of the Company, $40,000 from Teresa M. McRae ("T. McRae"), the mother of R.P. Stack, and $12,000 from Richard A. Stack ("R.A. Stack"), the father of
R.P. Stack. In connection with these loans, the Company entered into non-interest bearing convertible promissory notes with each of R.P. Stack, T. McRae and R.A. Stack, which were due and payable on demand. On April 1, 1996, May 1, 1996 and May 31, 1996, each of R.P. Stack, T. McRae and R.A. Stack, respectively, elected to convert the aggregate principal amounts outstanding under their respective notes into 430,000 shares, 86,000 shares and 17,200 shares, respectively, of Common Stock of the Company. The Company believes that each of the loans and other related transactions between it and each of R.P. Stack, T. McRae and R.A. Stack were on terms no less favorable to the Company than were available from independent third parties.

  The Company was formed on September 19, 1995 by R.P. Stack, C. Norman Campbell ("C.N. Campbell") and J. Amos (collectively, the "Founders"). In connection with such formation, on September 26, 1995 R.P. Stack purchased 430,000 shares of Common Stock of the Company in exchange for payment to the Company of $2,500, C.N. Campbell purchased 288,100 shares of Common Stock of the Company in exchange for the assignment to the Company of equipment (which C.N. Campbell acquired in July 1995 at the cost of $1,750) valued at $1,675 by the Founders based upon the estimated replacement cost of such equipment and C.N. Campbell's interest in certain intellectual property (which C.N. Campbell and J. Amos developed in January 1995 at an out-of-pocket cost of less than $500) valued at less than $500 by the mutual agreement of the Founders, and J. Amos purchased 77,400 shares of Common Stock of the Company in exchange for the agreement by J. Amos to pay to the Company $450 (the "Amos Indebtedness"). On October 1, 1995, the Company borrowed $15,000 from R.P. Stack pursuant to a promissory note (the "Stack Note") bearing no interest and which provided that the principal amount of such note was due and payable on October 1, 1996. On November 1, 1995, C.N. Campbell purchased 288,100 shares of Common Stock of the Company in exchange for payment to the Company of $1,675. On April 1, 1996, R.P. Stack purchased 430,000 shares of Common Stock of the Company upon conversion of a promissory note in the amount of $80,481.45. On May 31, 1996, the Company borrowed $25,000 from J. Amos pursuant to a promissory note (the "Amos Note") bearing interest at the rate of 10 percent per annum and providing that the principal amount of and all accrued and unpaid interest on such note is due and payable upon the earlier of May 31, 1998 or the effectiveness of a public offering of the Company. The Amos Note became due and payable October 25, 1996, the effective date of the Company's initial public offering. On such date, the Company paid the principal amount and all accrued interest on the Amos Note in the amount of $26,097.22. In connection with the issuance of the Amos Note, the Company granted to J. Amos a warrant to purchase the number of shares of Common Stock of the Company that results from dividing $2.50 into $25,000. The aggregate exercise price of such warrant is $1.00. On July 22, 1996, the Company agreed to cancel the Amos Indebtedness in exchange for the assignment by J. Amos to the Company of J. Amos' interest in certain intellectual property (which C.N. Campbell and J. Amos developed in January 1995 at an out-of-pocket cost of less than $500) valued at $450 by the mutual agreement of the Founders. On August 6, 1996, the Company granted to Quinciana D. Campbell, an employee of the Company and the wife of C.N. Campbell for no consideration, an option to purchase 13,500 shares of Common Stock of the Company at an exercise price of $3.50 per share under the Incentive Plan. On August 26, 1996, the Company repaid to R.P. Stack the principal amount outstanding under the Stack Note.

                                 OTHER MATTERS

  The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy and to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [SIGNATURE OF LAWRENCE W. MCCORKLE]

                                          Lawrence W. McCorkle
                                          Secretary

October 28, 1997

  THE COMPANY WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK UPON REQUEST, FREE OF CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997 BY CALLING OR WRITING TO THE COMPANY AT: CORPORATE SECRETARY, JAVELIN SYSTEMS, INC., 1881 LANGLEY AVENUE, IRVINE, CALIFORNIA 92614 (TELEPHONE NUMBER (714) 223-5130).

                             JAVELIN SYSTEMS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 12, 1997
  The undersigned hereby appoints Richard P. Stack and Lawrence W. McCorkle, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Javelin Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Javelin Systems, Inc. to be held at the Doubletree Hotel, 3050 Bristol Street, Costa Mesa, California 92626 at 1:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FORPROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.
  PROPOSAL 1: To elect one (1) director to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected.
  [_] FOR the nominee listed below.    [_] WITHHOLD AUTHORITY to vote for the
                                           nominee.
      NOMINEE: Steven J. Goodman

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
  PROPOSAL 2: To approve the Company's 1997 Equity Incentive Plan.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

                   (Continued and to be signed on other side)

--------------------------------------------------------------------------------

                          (Continued from other side)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.
  PROPOSAL 3: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending June 30, 1998.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN


DATED: _________ , 1997                    ------------------------------------
                                                        Signature
                                           ------------------------------------
                                                Signature if held jointly

                                           Please sign exactly as your name
                                           appears hereon. If the stock is
                                           registered in the names of two or
                                           more persons, each should sign. Ex-
                                           ecutors, administrators, trustees,
                                           guardians and attorneys-in-fact
                                           should add their titles. If signer
                                           is a corporation, please give full
                                           corporate name and have a duly au-
                                           thorized officer sign, stating ti-
                                           tle. If signer is a partnership,
                                           please sign in partnership name by
                                           authorized person.

    PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
        ENVELOPE WHICH IS POSTAGE PREPAIDIF MAILED IN THE UNITED STATES.